                                                                     EXHIBIT 99

                     Independent Accountants' Review Report
                     --------------------------------------

The Board of Directors and Shareholders
Venator Group, Inc.:

We have reviewed the accompanying condensed consolidated balance sheets of Venator Group, Inc. and subsidiaries as of July 31, 1999 and August 1, 1998, and the related condensed consolidated statements of operations, comprehensive loss, and cash flows for the twenty-six week periods ended July 31, 1999 and August 1, 1998. These condensed consolidated financial statements are the responsibility of Venator Group, Inc. management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Venator Group, Inc. and subsidiaries as of January 30, 1999, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 10, 1999, except for note 23 which is as of March 19, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 30, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ KPMG LLP
New York, New York
August 18, 1999